EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Medical Action Industries Inc.

We have issued our report dated June 14, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report of Medical Action Industries Inc. and subsidiaries on Form 10-K for the year ended March 31, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Medical Action Industries Inc. and subsidiaries on Form S-8 (File Nos. 333-138400, 333-138401 and 333-138402, effective November 3, 2006).

/s/ GRANT THORNTON LLP

New York, New York
June 14, 2013